Exhibit (d)(2)

August 6, 2014

Roche Holdings, Inc.

1 DNA, MS #24

South San Francisco, CA 94080

CONFIDENTIAL

Ladies and Gentlemen:

We understand that Roche Holdings, Inc. (the “Recipient” or “you”) desires to engage in certain discussions with InterMune, Inc. (the “Company”) in connection with your or your affiliates’ consideration of a possible negotiated transaction (a “Transaction”) involving you and the Company. The Company is prepared to furnish you with certain confidential and proprietary information concerning the Company on the terms set forth herein.

As a condition to your being furnished information by or on behalf of the Company, you agree that you will, and you will direct your Representatives (as defined below) to, treat as confidential in accordance with this letter agreement any information (including, without limitation, oral, written and electronic information) concerning the Company or its affiliates that has been or may be furnished to you by or on behalf of the Company or any of its Representatives in connection with the Transaction, and all analyses, compilations, forecasts, studies, notes, other materials and portions thereof prepared by you or any of your Representatives, or otherwise on your behalf, that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic format (herein collectively referred to as the “Evaluation Material”). The term “Evaluation Material” does not include information that (a) you can demonstrate is, at the time of disclosure, already in your possession; provided that such information is reasonably believed by you not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, (b) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, (c) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is reasonably believed by you not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (d) you can demonstrate was independently developed by you without reference to, incorporation of, or other use of any Evaluation Material. As used in this letter agreement, the term “Representatives” shall mean (i) when used in relation to the Company, the Company’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons and (ii) when used in relation to you, your affiliates and your and their respective partners, members, directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons (which shall not extend higher than your ultimately controlling entity as described below). As used in this letter agreement, the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided that with respect to you, the ultimately controlling entity shall be Roche Holding Ltd, with a principal address in Basel, Switzerland, and that Chugai Pharmaceutical Co., Ltd., with a principal address at 1-1 Nihonbashi Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324 (“Chugai”), shall not be considered your affiliate for the purposes of this letter agreement, unless you opt for such inclusion of Chugai by giving written notice to the Company.

In consideration of your being furnished such Evaluation Material, you agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement. You acknowledge and agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating a Transaction, and that you will, and will direct your Representatives to, keep confidential all Evaluation Material and not disclose Evaluation Material to any other person except as required by law, regulation or legal or judicial process (and subject to compliance with the second succeeding paragraph), and except that you may disclose Evaluation Material to your Representatives who need to know such Evaluation Material for the purpose of evaluating a Transaction on your behalf if prior to providing such Representatives with such Evaluation Material you advise them of the confidential nature thereof and of the terms of this letter agreement, and such Representatives shall hold such Evaluation Material in accordance with the terms of this letter agreement and otherwise to observe the terms of this letter agreement. You agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and to prevent your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. You acknowledge and agree that you shall be liable for any breach of the terms of this letter agreement by your Representatives, as if you had committed such breach yourself, unless any such Representative has entered into a written confidentiality agreement directly with the Company, in which case you shall not have any liability in respect of any breach by such Representative of its agreement with the Company. You agree that neither you nor any of your Representatives will enter into any exclusivity agreement with any commercial bank or any affiliate of any commercial bank that limits, restricts, restrains or otherwise impairs the ability of such commercial bank or affiliates thereof to serve as a financing source to any other person considering a Transaction subject to the process contemplated by this letter agreement.

In addition, without the prior written consent of the other party (except as required by applicable law, regulation or legal or judicial process and subject to compliance with the immediately succeeding paragraph), neither party nor any of its Representatives may disclose to any person (except to the extent permitted by the immediately preceding paragraph) (a) that Evaluation Material has been requested by or furnished or made available to you or your Representatives, (b) the fact that this letter agreement exists, (c) that you or the Company is considering a Transaction, (d) that investigations, discussions or negotiations are taking place concerning a Transaction or (e) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving you and the Company, including, without limitation, the status or termination thereof, or any opinion or view on your part with respect to the Company or the Evaluation Material (collectively, “Transaction Information”).

In the event that you or your Representatives are required by applicable law, regulation or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or any information of the type described in the immediately preceding paragraph, you will provide the Company with prompt prior written notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy, and you will consult and cooperate with the Company to the extent permitted by law with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Company and disclosure of Evaluation Material is legally required, you or such of your Representatives will (a) disclose such information only to the extent required in the opinion of your counsel and (b) give advance notice to the Company of the information to be disclosed as far in advance as is practicable. In any such event, you and such of your Representatives will use reasonable efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

In the event that you determine not to proceed with a Transaction, you will promptly inform the Company of that decision and, at any time upon the request of the Company, in its sole discretion, you and your Representatives shall as promptly as reasonably practicable, at your sole option (which shall be promptly communicated in writing to the Company), destroy (to the extent reasonably practicable in the case of electronic files created during routine computer system back-up) (and shall certify such destruction in writing to the Company by one of your authorized officers supervising such destruction) or redeliver to the Company all written, electronic or other tangible Evaluation Material (whether prepared by the Company, its Representatives or otherwise on the Company’s behalf or by you, your Representatives or otherwise on your behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in your possession or in the possession of any of your Representatives or under your or their custody. Notwithstanding such return, destruction, deletion or erasure, all oral Evaluation Materials and the information embodied in all Evaluation Materials will continue to be held confidential pursuant to the terms of this letter agreement. Notwithstanding the foregoing, (a) your Representatives that are accounting firms may retain solely for compliance purposes copies of the Evaluation

Material in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards and (b) you may retain in your confidential legal files, and your counsel may retain, one copy of the Evaluation Material for purposes of determining your ongoing compliance with the terms of this letter agreement; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this letter agreement.

You acknowledge that with respect to the potential Transaction, the Company’s financial advisors are Centerview Partners LLC and Goldman, Sachs & Co. and the Company’s outside legal counsel are Cravath, Swaine & Moore LLP and Latham & Watkins LLP. You agree that Centerview Partners LLC and Goldman, Sachs & Co. have responsibility for arranging appropriate contacts for due diligence and other purposes. Unless otherwise expressly agreed to in writing by the Company, all communications regarding a Transaction, requests for information concerning the Company or its affiliates or a Transaction, requests for consents under this letter agreement and questions regarding procedures in connection with a Transaction will be submitted or directed exclusively to the representatives of Centerview Partners LLC and Goldman, Sachs & Co. specifically identified to you as contacts with respect to this matter.

You agree that none of the Company, its Representatives or any other person makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including, without limitation, any forecasts, projections or other forward-looking information included therein, and that none of the Company, its Representatives or any other person shall assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. You acknowledge that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to you in a definitive written agreement relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

Each party acknowledges and agrees that no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between you and the Company or its affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by both the Company and you. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by the Company and you, neither you nor the Company, nor any affiliate of the Company or you, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by any of your Representatives or the Representatives of the Company. Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring to you any rights, by license or otherwise, in any intellectual property of the Company. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with respect to a Transaction, to terminate discussions and negotiations with you at any time and to conduct any process for a Transaction as it shall, in its sole discretion, determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to you or any other person).

You acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, that, for a period beginning on the date hereof and ending on the earlier of (i) the date that is nine months from the date hereof and (ii) the date that the Company publicly discloses that it has entered into a definitive acquisition agreement with a third party providing for the acquisition (by way of merger, tender offer or otherwise) of all or substantially all of the shares of common stock or assets of the Company (the “Restricted Period”), unless you shall have been specifically invited in writing by the Company, none of you, Roche Holding Ltd or any of the controlled affiliates of Roche Holding Ltd will in any manner, directly or indirectly, (a) acquire, offer to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities, or direct or indirect rights to acquire any securities, of the Company or any subsidiary of the Company or of any successor to the Company, or any cash settled call options or other derivative securities or contracts or instruments primarily related to the price of shares of common stock of the Company, or all or substantially all of the assets or property of the Company or any subsidiary of the Company or of any such successor; (b) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the Company or any of its subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company; (c) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase of all or substantially all of the assets and properties of or other similar extraordinary transaction involving the Company or any of its securities or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than your Representatives) regarding any of the foregoing; (d) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company or otherwise in connection with any of the foregoing; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries; (f) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing; (g) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing; (h) take any action (including requesting the Company or any of the Representatives of the Company, directly or indirectly, to amend or waive any provision of this paragraph) that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a Transaction or any of the events described in this paragraph; or (i) to contest the validity of this letter agreement or seek a release of the restrictions contained herein (whether by legal action or otherwise) in a manner that would make public this letter agreement, any of the restrictions or other terms contained herein, a possibility of a Transaction or any of the events described in this paragraph. Notwithstanding the limitations set forth in this paragraph, the Company agrees that you shall not be prohibited from initiating private discussion with, and submitting confidential private proposals to, the Company management or its Representatives; provided that any such proposal (x) shall not require public disclosure and (y) shall not in any event be disclosed publicly or to any third party by you or your Representatives.

Notwithstanding anything to the contrary in this letter agreement, following the expiration of the Restricted Period nothing in this letter agreement shall restrict your use or, to the extent required by law or regulation, your disclosure of Evaluation Material or Transaction Information in connection with any of the actions described in the immediately preceding paragraph. Furthermore, the Recipient and its affiliates shall not be deemed to be in breach of the limitations provided in the immediately preceding paragraph with respect to any beneficial ownership of the Company’s securities that are acquired by the Recipient or its affiliates solely as a result of passive investments by the Recipient, its affiliates or a pension or employee benefit plan or trust for the Recipient’s or its affiliates’ present or former employees; provided that such beneficial ownership does not result in an obligation by the Recipient or its affiliates to file a Schedule 13D pursuant to the Securities Exchange Act of 1934, as amended.

The Company agrees that, in the event the Company enters into an agreement similar to this letter agreement with a third party in connection with such third party exploring a potential Acquisition Proposal (a “Third Party Agreement”) that contains a standstill provision with a duration that is less than nine months or termination events that are less favorable to the Company than the termination events set forth in the tenth paragraph of this letter agreement, then the duration of the standstill provision or the termination events contained in the tenth paragraph of this letter agreement, as applicable, shall be automatically amended to be the same as those contained in such Third Party Agreement, and the Company shall notify you as promptly as reasonably practicable of such amended terms (without any obligation to disclose to you anything else about such agreement or third party). For purposes of this letter agreement, “Acquisition Proposal” means a proposal to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company and its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

Nothing herein will prohibit you and your affiliates from initiating, discussing, pursuing, entering into, maintaining or taking any actions with respect to existing or future commercial agreements with the Company or any other party (including without limitation licensing, partnering or similar cooperation agreements), in each case in the ordinary course of your business.

For a period of one year from the date hereof, you will not, nor will you permit your affiliates to, directly or indirectly, solicit for employment or hire any officer or employee of the Company or any of its affiliates with whom you have had discussions with, or obtained access to information with respect to, in your consideration of a Transaction; provided that the foregoing shall not preclude you from hiring any such officer or employee who (i) has had his or her employment terminated by the Company or such of its affiliates prior to commencement of employment discussions between you and such officer or employee or (ii) responds to any general solicitation placed by you.

Each party acknowledges and agrees that the other party and its subsidiaries may be irreparably injured by a breach of this letter agreement and that monetary remedies may be inadequate to protect the non-breaching party or its subsidiaries against any actual or threatened breach of this letter agreement. Accordingly, each party agrees that the non-breaching party shall be entitled to an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that neither party nor its Representatives shall oppose the granting of such relief upon establishment of such actual or threatened breach before a court of appropriate jurisdiction. Each party also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity to the Company. Each party further acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement or a Transaction. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or a Transaction in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between the parties concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or any annex hereto or waiver of the terms and conditions hereof or thereof shall be binding upon either party, unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void.

This letter agreement shall terminate and be of no further force and effect two years from the date hereof; provided that such termination shall not relieve any party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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If the foregoing correctly sets forth the agreement between you and the Company, please sign and return the enclosed copy of this letter agreement, whereupon it shall become our binding agreement.

Very truly yours,

INTERMUNE, INC.

By:	/s/ Daniel G. Welch
Name: Daniel G. Welch
Title: Chairman, CEO and President

AGREED AND ACKNOWLEDGED on this

6th day of August, 2014

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
Name: Bruce Resnick
Title: Vice President

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